Exhibit 99

FOR IMMEDIATE RELEASE
RPC, Inc. Reports Second Quarter 2009 Financial Results

ATLANTA, July 29, 2009 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2009.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2009, revenues decreased 40.8 percent to $127,018,000 compared to $214,689,000 in the second quarter last year.  Revenues decreased compared to the prior year due primarily to dramatically lower pricing for our services coupled with modestly lower utilization of our equipment and personnel.  Operating loss for the quarter was $19,498,000 compared to operating profit of $37,800,000 in the prior year.  Net loss was $11,624,000 or $0.12 per diluted share, compared to net income of $22,458,000 or $0.23 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) declined by 79.9 percent to $13,486,000 compared to $67,082,000 in the prior year. 1

Cost of revenues was $91,080,000, or 71.7 percent of revenues, during the second quarter of 2009, compared to $120,175,000, or 56.0 percent of revenues, in the prior year.  The decrease in these costs was due to the variable nature of most of these expenses as well as the impact of expense reduction measures taken during 2009, including employment cost reductions and greater efficiencies in the purchase of materials and supplies.  As a percentage of revenues, cost of revenues increased because of lower pricing for our services, higher materials requirements for more service-intensive work and negative leverage from direct personnel costs.  Selling, general and administrative expenses decreased by 19.4 percent in the second quarter of 2009 to $23,372,000 from $29,010,000 in the prior year.  This decrease was due to lower employment costs and other expenses resulting from expense reduction efforts instituted during the first six months of 2009.  As a percentage of revenues, however, these costs increased to 18.4 percent in 2009 compared to 13.5 percent last year.  Depreciation and amortization increased slightly to $32,376,000 during the quarter, compared to $29,177,000 last year, due to capital expenditures made during the last year.  Interest expense decreased from $1,250,000 last year to $527,000 in 2009 due to reduced interest rates and a lower average balance on RPC’s revolving credit facility.

For the six months ended June 30, 2009, revenues decreased 26.4 percent to $303,289,000 compared to $411,916,000 last year.  Net loss was $7,158,000 or $0.07 per diluted share, compared to net income of $37,215,000 or $0.38 per diluted share last year.

“The steep decline in domestic drilling activity, which began in the third quarter of 2008, continued during the second quarter of 2009,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “The average domestic rig count during the second quarter was 934, a 49.9 percent decrease compared to the same period in 2008.  RPC’s revenues decreased by less than this industry benchmark, due to the relative strength in several of our specialized service lines and our relatively more significant participation in several domestic unconventional oilfield basins.  Approximately 60 percent of drilling activity during the second quarter of 2009 was unconventional, compared to approximately 48 percent during the same period last year, which indicates that these markets have been relatively stronger.  Although there were some signs of stability in drilling activity during the quarter, the rig count fell to levels not seen since 2003.  The price of natural gas decreased 67.4 percent, and the price of oil decreased 52.0 percent during this period compared to the prior year.  These commodity price declines, as well as the deep and ongoing global recession, have caused the steepest annualized decline in domestic oilfield activity in history.  This industry decline and the large amount of oilfield service assets operating in North America have combined to decrease our pricing and equipment utilization drastically.  We have reduced headcount, employment costs and discretionary expenses, and continue to evaluate these opportunities as the domestic oilfield market remains depressed.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2009 Press Release

“We continue to focus on maintaining a conservative balance sheet, and this focus serves us well in the current environment.  Our capital expenditures during the quarter were $23.7 million, and we reduced the balance on our revolving credit facility during the quarter by $8.9 million to $123.6 million.  Also, as we announced this morning, our Board of Directors voted to reduce our quarterly dividend from $0.07 per share to $0.04 per share.  We believe that this step will strengthen our capital structure, allowing us to reduce our debt further in the near term.  We are somewhat encouraged at this point that several of our comparable or smaller peers with more aggressive capital structures are struggling to remain viable, and the options they are facing will ultimately result in an improved operating environment for us.  This, along with some signs that drilling activity may have reached a trough, give us reason to believe that the worst of this downturn may be behind us, although signs of increased activity and improved pricing have not yet emerged,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues declined 40.6 percent for the quarter compared to the prior year, impacted by competitive pricing and lower equipment utilization.  Support Services revenues decreased by 42.1 percent during the quarter compared to the prior year because of decreased activity in the rental tool service line, which is the largest service line within Support Services.  Operating losses in Technical and Support Services segments were realized due to lower revenues and higher costs and expenses as a percentage of revenues.

2nd Quarter 2009 Press Release

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(in thousands)
Revenues:
Technical services	$109,987	$185,284	$261,066	$354,515
Support services	17,031	29,405	42,223	57,401
Total revenues	$127,018	$214,689	$303,289	$411,916
Operating (loss) profit:
Technical services	$(15,212)	$31,958	$(9,064)	$52,644
Support services	(1,616)	6,764	2,090	12,622
Corporate expenses	(2,982)	(2,395)	(6,161)	(5,025)
Gain on disposition of assets, net	(312)	(1,473)	(2,034)	(3,000)
Total operating (loss) profit	$(19,498)	$37,800	$(11,101)	$63,241
Other Income, net	608	105	751	98
Interest Expense	(527)	(1,250)	(1,121)	(2,721)

Interest Income	52	24	85	46

(Loss) Income before income taxes	$(19,365)	$36,679	$(11,386)	$60,664

RPC, Inc. will hold a conference call today, July 29, 2009 at 9:00 a.m. EDT to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 744-3690 or (706) 643-1513 and using the access code #18949582.  A replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.  The rebroadcast will also be available until August 5, 2009 via telephone by calling (800) 642-1687 or (706) 645-9291 and using the same access code.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements regarding the impact of the steep decline in drilling activity during the second quarter of 2009, the relative strength of our specialized service lines and our work in unconventional oilfield basins; our ability to continue to reduce headcount, employment costs and discretionary expenses, our belief that drilling activity stabilized at the end of the second quarter of 2009; the impact of the industry decline and the large amount of oilfield equipment operating in the U.S. domestic market; our encouragement regarding the viability of our peers with more aggressive capital structures which may result in an improved operating environment for RPC; and our belief that the worst of the industry downturn may be behind us.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of further declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

2nd Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter				Six Months
	2009	2008	% BETTER (WORSE)		2009	2008	% BETTER(WORSE)
REVENUES	$127,018	$214,689	(40.8	) %	$303,289	$411,916	(26.4	) %
COSTS AND EXPENSES:
Cost of revenues	91,080	120,175	24.2		201,050	237,845	15.5
Selling, general and administrative expenses	23,372	29,010	19.4		50,978	57,327	11.1
Depreciation and amortization	32,376	29,177	(11.0)		64,396	56,503	(14.0)
Gain on disposition of assets, net	(312)	(1,473)	(78.8)		(2,034)	(3,000)	(32.2)
Operating (loss) profit	(19,498)	37,800	NM		(11,101)	63,241	NM
Interest expense	(527)	(1,250)	57.8		(1,121)	(2,721)	58.8
Interest income	52	24	116.7		85	46	84.8
Other income, net	608	105	N/M		751	98	N/M
(Loss) income before income taxes	(19,365)	36,679	NM		(11,386)	60,664	NM
Income tax (benefit) provision	(7,741)	14,221	NM		(4,228)	23,449	NM
NET (LOSS) INCOME	$(11,624)	$22,458	NM	%	$(7,158)	$37,215	NM	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.12)	$0.23	N/M	%	$(0.07)	$0.39	N/M	%
Diluted	$(0.12)	$0.23	N/M	%	$(0.07)	$0.38	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	96,317	96,778			96,247	96,603
Diluted	96,317	98,120			96,247	98,124

2nd Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$2,812	$9,028
Accounts receivable, net	121,276	193,334
Inventories	54,044	35,707
Deferred income taxes	5,634	4,601
Income taxes receivable	18,377	248
Prepaid expenses and other current assets	3,594	5,273
Total current assets	205,737	248,191
Property, plant and equipment, net	444,856	471,168
Goodwill	24,093	24,093
Other assets	7,966	9,702
Total assets	$682,652	$753,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$36,061	$63,385
Accrued payroll and related expenses	9,662	16,154
Accrued insurance expenses	4,746	5,161
Accrued state, local and other taxes	2,999	3,014
Income taxes payable	927	3,000
Other accrued expenses	255	468
Total current liabilities	54,650	91,182
Long-term accrued insurance expenses	9,008	8,696
Notes payable to banks	123,550	182,550
Long-term pension liabilities	12,872	5,326
Other long-term liabilities	1,668	2,030
Deferred income taxes	50,542	31,029
Total liabilities	252,290	320,813
Common stock	9,840	9,859
Capital in excess of par value	5,290	13,612
Retained earnings	424,588	410,854
Accumulated other comprehensive loss	(9,356)	(1,984)
Total stockholders' equity	430,362	432,341
Total liabilities and stockholders' equity	$682,652	$753,154

2nd Quarter 2009 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net (Loss) Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter		% BETTER		Six Months		% BETTER
	2009	2008	(WORSE)		2009	2008	(WORSE)

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) income	$(11,624)	$22,458	N/M	%	$(7,158)	$37,215	N/M	%

Add:
Income tax (benefit) provision	(7,741)	14,221	N/M		(4,228)	23,449	N/M
Interest expense	527	1,250	57.8		1,121	2,721	58.8
Depreciation and amortization	32,376	29,177	(11.0)		64,396	56,503	(14.0)

Less:
Interest income	52	24	116.7		85	46	84.8
EBITDA	$13,486	$67,082	(79.9	) %	$54,046	$119,842	(54.9	) %

EBITDA PER SHARE
Basic	$0.14	$0.69	(79.7	) %	$0.56	$1.24	(54.8	) %
Diluted	$0.14	$0.68	(79.4	) %	$0.56	$1.22	(54.1	) %